EXHIBIT 99.1
NEW RELEASE
MICROCHIP CONTACTS:
MEDIA:
Steve Sanghi – CEO	(480) 792-7372

INVESTORS:
J. Eric Bjornholt – CFO	(480) 792-7804

Gordon Parnell – Vice President of Business Development and Investor Relations	(480) 792-7374

MICROCHIP TECHNOLOGY COMPLETES ACQUISITION OF SILICON STORAGE TECHNOLOGY
FOLLOWING APPROVAL OF TRANSACTION BY SST SHAREHOLDERS

CHANDLER, Arizona and SUNNYVALE, California – April 8, 2010 – Microchip Technology Incorporated (NASDAQ: MCHP) (“Microchip”) and Silicon Storage Technology, Inc. (NASDAQ: SSTI) (“SST”) today announced that Microchip has completed its previously announced acquisition of SST following approval of the transaction by SST shareholders at SST’s Special Meeting of Shareholders held today.

Approximately 90.9 percent of the SST shares voted were voted in favor of the Microchip merger agreement, under which SST shareholders will receive $3.05 per share in cash.

“We are pleased to have completed this transaction," said Steve Sanghi, Microchip President and Chief Executive Officer.  “Through this acquisition, we gain access to SST’s SuperFlash® technology and extensive patent portfolio, which are critical building blocks for advanced microcontrollers.  We expect that SST will also enhance our ability to customize technology variants, thereby adding an advantage over competing technologies.”

“We are pleased to conclude a successful process that has allowed us to maximize value for SST shareholders,” said Ronald Chwang, Chairman of the Strategic Committee of SST’s Board of Directors.

“We are confident that SST will flourish as a part of Microchip," said Bing Yeh, co-Founder and Chief Executive Officer of SST.  “As part of a larger, more diversified company, we believe that SST will be better positioned to deliver the superior service and innovative NOR flash and embedded flash solutions that our customers expect.”

As a result of the completion of the transaction, trading in SST common stock on the NASDAQ will cease effective after the close of market today.

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Microchip Technology Incorporated 2355 West Chandler Blvd.  Chandler, AZ 85224-6199   Main Office 480•792•7200  FAX 480•899•9210

Microchip Technology
Completes Acquisition of Silicon Storage Technology
Following Approval of Transaction by
SST Shareholders

Cautionary Statement:

The statements in this release relating to SST enhancing Microchip’s ability to customize technology variants that provides Microchip an advantage over competing technologies, confidence that SST will flourish as part of Microchip and SST being better positioned to deliver the service and solutions that its customers expect are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to: changes in demand or market acceptance of SST’s products and technology and the products and technology needs of its customers, changes in demand or market acceptance of Microchip’s products and the products of its customers; competitive developments including changes in microcontroller or memory technologies; the costs and outcome of any current or future tax audit or any litigation involving Microchip’s or SST’s intellectual property, customers or other issues; disruptions due to natural disasters, terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system; and general economic, industry or political conditions in the United States or internationally.  For a detailed discussion of these and other risk factors, please refer to the filings of Microchip and SST on Form 10-K, Form 10-Q and Form 8-K. You can obtain copies of Microchip’s and SST’s SEC filings and other relevant documents for free at the SEC's website (www.sec.gov), or at Microchip’s website (www.microchip.com) for its filings or at SST’s website (www.ssti.com) for its filings or from commercial document retrieval services.

Stockholders are cautioned not to place undue reliance on the forward-looking statements in this news release, which speak only as of the date such statements are made.  Neither Microchip nor SST undertakes any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this April 8, 2010 press release, or to reflect the occurrence of unanticipated events.

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Microchip Technology
Completes Acquisition of Silicon Storage Technology
Following Approval of Transaction by
SST Shareholders

About Microchip:

Microchip Technology Incorporated is a leading provider of microcontroller and analog semiconductors, providing low-risk product development, lower total system cost and faster time to market for thousands of diverse customer applications worldwide.  Headquartered in Chandler, Arizona, Microchip offers outstanding technical support along with dependable delivery and quality.  For more information, visit the Microchip website at www.microchip.com.

About Silicon Storage Technology, Inc.:

Headquartered in Sunnyvale, California, SST designs, manufactures and markets a diversified range of memory and non-memory products for high volume applications in the digital consumer, networking, wireless communications and Internet computing markets.  Leveraging its proprietary, patented SuperFlash technology, SST is a leading provider and licensor of nonvolatile memory solutions with product families that include various densities of high functionality flash memory components and flash mass storage products.  The company also offers its SuperFlash technology for embedded applications through its broad network of world-class manufacturing partners and technology licensees, including TSMC, which offers it under its trademark EMBFLASH.  SST's non-memory products include NAND controller-based products, smart card ICs and modules, flash microcontrollers and radio frequency ICs and modules.  Further information on SST can be found on the company's website at www.sst.com.

For more information about SST and the company's comprehensive list of product offerings, please call 1-888/SST-CHIP.  Information can also be requested via email to literature@sst.com or through SST's website at www.sst.com.  SST's head office is located at 1020 Kifer Road, Sunnyvale, California 94086; telephone: 408/735-9110, fax: 408/735-9036.

The Microchip logo and name are registered trademarks of Microchip Technology Incorporated in the U.S.A. and other countries.  The SST logo and SuperFlash are registered trademarks of
Silicon Storage Technology, Inc.  EMBFLASH is a service mark and/or trademark of TSMC.  All other trademarks mentioned herein are the property of their respective companies.

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